News
Release


For further information contact:
John J. McGlynn
Chairman of the Board of Directors
(781) 395-2800


FOR IMMEDIATE RELEASE
April 10, 2001


                 MYSTIC FINANCIAL, INC. NAMES NEW PRESIDENT

      Medford, Massachusetts, April 10, 2001 - Mystic Financial, Inc. (Nasdaq: "MYST") (the "Company"), the holding company for Medford Co-operative Bank (the "Bank"), announced that, effective April 10, 2001, John
M. O'Donnell, 41, will become the President and Chief Executive Officer of the Company and the Bank.

      Mr. O'Donnell has served as Senior Vice President since December 1998. He joined Medford Co-operative Bank in 1996 as Vice President, Commercial
Loan Officer. Prior to joining Medford Co-operative Bank, Mr. O'Donnell was employed at Depositors Trust Company and Co-operative Bank of Concord from 1986 to 1996 as Senior Vice President of Lending. Mr. O'Donnell has also been appointed to the Board of Directors of the Company and the Bank. At various times through Mr. O'Donnell's banking careers, he has been responsible for branch administration and expansion, loan operations, commercial, residential and consumer lending, loan workouts and strategic planning. He also has experience in asset and liability management, investments and acquisitions.

      The Company also announced that Robert H. Surabian, President and Chief Executive Officer, has retired as an officer and director of the Company and the Bank effective April 9, 2001. Mr. Surabian has been President of the Bank since 1979, was named its Chief Executive Officer in 1991 and has been a director since 1967. Mr. Surabian has been President, Chief Executive Officer and a director of the Company since its initial public offering in January, 1998. In connection with Mr. Surabian's retirement, the Company will incur a one-time after tax compensation expense of approximately $622,200.

      John J. McGlynn, Chairman of the Board of Directors of the Company and the Bank, commented: "We are delighted to announce the hiring of John O'Donnell as our new President and CEO. We are especially proud that we were able to promote our new President and CEO from within the Medford Co-operative Bank family and believe that the Company will benefit from the continuity and knowledge of our organization that John possesses. During his tenure at the Bank, John has demonstrated the competence, vision and energy to carry out our business plan, to continue our rapid growth and to lead us into the 21st century." Mr. McGlynn also stated that "the Board of Directors wishes to recognize Bob Surabian's 34 years of distinguished service to the Bank and the Medford community. Bob has been an able President, CEO and director, overseeing the growth and development of the Bank and the organization and capitalization of the Company." Mystic Financial, Inc. is the holding company for Medford Co-operative Bank, a Massachusetts chartered stock co-operative bank established in 1886. The Bank has three banking offices in Medford and offices in Lexington and Arlington, Massachusetts. The Company had $267.5 million in assets as of December 31, 2000.

      Statements contained in this news release which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.




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